UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 15, 2018
(Date of earliest event reported)

Halyard Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5405 Windward Parkway Suite 100 South Alpharetta, Georgia		30004
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (678) 425-9273

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities
On December 14, 2017, the Board of Directors of Halyard Health, Inc. (the “Company”) approved the initial phase of a multi-year restructuring plan (the “Plan”) in conjunction with the Company’s previously announced anticipated divestiture of its Surgical and Infection Prevention (“S&IP”) business, as was described in the Company’s Current Report on Form 8-K filed on December 20, 2017.
Pursuant to the agreement providing for the sale of the S&IP business, the purchase price the Company will receive upon closing includes the sale of the Company’s information technology (“IT”) systems. The sale of the IT systems enables the Company to migrate to an IT platform that is more appropriate for its business and size. Accordingly, on March 15, 2018, the phase of the Plan to restructure and enhance the Company’s IT systems (the “ITS Plan”) was approved.
The Company expects to incur between $40 million and $50 million to implement the ITS Plan, of which $30 to $35 million is expected to qualify for capitalization and the remainder, primarily consulting and other costs, will be expensed as incurred. The Company expects to substantially complete the ITS Plan by the end of 2019, and once completed, the Company expects savings from the ITS Plan of between $15 million and $19 million on an annualized basis. In addition, the Company expects other IT-related costs to be reduced by approximately $13 million to $17 million per year following the separation of the S&IP business and the reduced scale of the Company following the separation. Overall, upon completion of the ITS Plan, the Company expects that annually, total direct costs to support the enhanced IT system will be approximately half of the costs incurred during 2017 to support its existing IT system.
The Company will disclose the details of any additional phases of the Plan, including potential supply chain and go-to-market restructurings, when those additional phases are approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALYARD HEALTH, INC.

Date:	March 20, 2018	By:	/s/ S. Ross Mansbach
S. Ross Mansbach Vice President, Deputy General Counsel and Corporate Secretary